RELIASTAR                                                  Individual Retirement
LIFE INSURANCE COMPANY                                           Annuity Rider
OF NEW YORK
A Stock Company
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The following language amends the Contract to which it is attached in order that such  Contract may be treated as an  Individual  Retirement  Annuity (IRA) under
Section 408(b) of the Internal Revenue Code, as amended from time to time. The effective date of this Rider is the later of January 1, 2002, or the Contract Date

In the event of any conflict between the provisions of this Rider and the Contract to which it is attached, the provisions of this Rider will control. ReliaStar Life Insurance Company of New York, ("ReliaStar"), reserves the right to amend or administer the Contract and Rider as necessary to comply with applicable tax requirements. The Owner will be given advance written notice of such changes. ReliaStar will assume that the Owner has accepted the change if written notice of the objection to the change is not received prior to its effective date. If written notice of the objection to the change is received prior to the effective date, the Owner will have two options: (1) to annuitize the Contract and select an annuity option, or (2) to continue the Contract unchanged. Either of these options may result in tax consequences for either the annuitant or the Owner. The Owner should consult a tax advisor before electing either of these options. If the election is not received by ReliaStar within 30 days of the date of the Owner's notice to ReliaStar, ReliaStar will assume the Owner has elected to continue the Contract unchanged.

1.    All references in this Rider to:
     (a) "IRC" means the Internal Revenue Code of 1986, as amended from time to time.
     (b) "Contract" means the Contract or Certificate to which this Rider is attached.
     (c) "Owner" means the Owner of the Contract to which this Rider is attached.
     (d) "Designated Beneficiary" means the beneficiary named by the Owner in the Contract.
     (e)  "We",  "our",  and "us" means Reliastar Life Insurance  Company of New
          York.

2.    NONFORFEITABILITY AND NONTRANSFERABILITY.

     This Contract shall be for the exclusive benefit of the Owner or his or her beneficiary. The Owner's rights under this Contract shall be noforfeitable.

     This Contract is nontransferable. Other than to us, it may not be sold, assigned, discounted or pledged as collateral for a loan or as a security for the performance of an obligation or for any other purpose.

3.    CONTRIBUTIONS.

     (a) Except in the case of a rollover contribution (as permitted by Internal Revenue Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16)) or a contribution made in  accordance  with the terms of a Simplified  Employee  Pension
          (SEP) as described in Section 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed:
         (i)      $3,000 for taxable years 2002 through 2004;
         (ii)     $4,000 for taxable years 2005 through 2007; and
         (iii)    $5,000 for taxable year 2008 and later.

     After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under IRC Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

     This Contract does not require fixed premium payments.


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     (b)  In the case of an individual  who has attained age 50 before the close of the year, the annual cash contribution limit is increased by: $500 for taxable years 2002 through 2005; and $1,000 for taxable years 2006 and later.

     (c) No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE IRA plan.

          Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.


4.    DISTRIBUTIONS BEFORE DEATH MUST COMMENCE NO LATER THAN AGE 70 1/2.

     (a) Not withstanding any provision of this IRA to the contrary, the distribution of the Owner's interest in the IRA shall be made in accordance with the requirements of IRC Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under Section 4(c) below), must satisfy the requirements of IRC Section 408(a)(6) and the regulations thereunder rather than paragraphs (b), (c) and (d) below, and Section 5 of this Rider.

     (b) The entire interest of the Owner will commence to be distributed no later than the first day of April following the calendar year in which the Owner attains age 70 1/2 (the "required beginning date") over:
          (1.) the life of the Owner or the lives of the Owner and his or her Designated Beneficiary; or (2.) a period certain not extending beyond the life expectancy of the Owner, or joint and last survivor expectancy of the Owner and his or her Designated Beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Q & As -1 and -4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations (or as provided in such Final Regulations as may be subsequently published). In addition, any distribution must satisfy the incidental benefit requirements specified in Q & A - 2 of Section 1.401(a)(9)-6T.

     (c) The distribution periods described in paragraph (b) above cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations (or as provided in such Final Regulations as may be subsequently published).

     (d) The first required payment can be made as late as April 1 of the year following the year the Owner attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

5.    DISTRIBUTION UPON DEATH

     (a) Death on or After Required Distributions Commence. If the Owner dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract option chosen.




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     (b)  Death Before Required Distributions Commence. If the Owner dies before required Distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

          (1.) If the Designated Beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the Designated Beneficiary as of his or her birthday in the year following the year of the individual's death, or if elected, in accordance with paragraph (b)(3) below.

          (2.) If  the  Owner's  sole  Designated  Beneficiary  is  the  Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse's life, or if elected, in accordance with paragraph
               (b)(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's Designated Beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or if elected, will be distributed in accordance with paragraph (b)(3) below. If the surviving spouse dies after the required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

          (3.) If there is no Designated Beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(2) above).

          (4.) Life expectancy is determined  using the Single Life Table in Q &
               A - 1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (2) above and reduced by 1 for each subsequent year.

     (c) The "interest" in the IRA includes the amount of any outstanding rollover, transfer, and recharacterization under Q & As - 7 and - 8 of
          Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

     (d) For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the Owner's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations (or as provided in such Final Regulations as may be subsequently published), then required distributions are considered to commence on the annuity starting date.


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

     (e) If the sole Designated Beneficiary is the Owner's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

6. AMENDMENTS. We reserve the right to amend or administer this Contract and Rider as necessary to comply with the provisions of the IRC, Internal Revenue Service Regulations or published Internal Revenue Service Rulings. We will send a copy of such amendment to the Owner. It will be mailed to the last post office address known to us. Any such changes will apply uniformly to all Contracts that are affected and the Owner will have the right to accept or reject such changes.

7. PERIODIC REPORTS. We will send the Owner an annual report that shows the status of the Contract as of the end of each calendar year and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

All other provisions of the Contract to which this Rider is attached remain unchanged.


































Signed:  /s/J.R. Gelder

                        President



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